Exhibit 3.1

CERTIFICATE OF SECRETARY

AMENDMENT TO THE BYLAWS OF

ITERIS HOLDINGS, INC.

The undersigned does hereby certify that:

(1)                                  He is the duly elected and acting assistant secretary of Iteris Holdings, Inc., a Delaware corporation (the “Corporation”); and

(2)                                  The first sentence of Section 1 of the Article III of the Bylaws of the Corporation shall be amended and restated to read in full as follows:

“The Board of Directors shall consist of not less than five nor more than nine members, the exact number of which shall be nine until changed, within the limits specified above by a bylaw amending this Section 1, duly adopted by the Board of Directors or by the stockholders.”

(3)                                  The foregoing amendment to the Bylaws of the Corporation was duly adopted by the Board of Directors by unanimous written consent dated September 9, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate to be effective as of the 9th day of September 2004.

/s/ James S. Miele
James S. Miele, Secretary